Exhibit 99.1

For Immediate Release:	For further information, contact:
Jaime F. Brito
ir@mariner-energy.com
(713) 954-5558

Mariner Energy Reports 25% Increase in 2007 Production and 222% Reserve Replacement
Management Provides Guidance for 2008 and Outlines Record 2008 Capital Program
Houston, TX – February 22, 2008, Mariner Energy, Inc. (NYSE: ME) today announced full-year 2007 results which include the following highlights:
•	Net production increases 25% to 100.3 Bcfe

•	Net income increases 19% to $143.9 million

•	Estimated year-end proved reserves up 17% to 835.8 Bcfe

•	222% reserve replacement rate from all sources

•	All-in reserve replacement cost of $3.49 per Mcfe
FOURTH QUARTER 2007 RESULTS
Fourth quarter 2007 net income was $50.2 million, compared to $43.2 million (including a non-cash hedging gain of $6.6 million) for the fourth quarter 2006. Basic and fully-diluted earnings per share (EPS) for the fourth quarter 2007 was $0.59 and $0.58, respectively, compared to $0.51 basic and $0.50 fully-diluted EPS in the fourth quarter of 2006.
Net production for the fourth quarter of 2007 was 27.1 billion cubic feet of natural gas equivalents (Bcfe), compared to 26.0 Bcfe for the fourth quarter 2006. Total natural gas net production for the fourth quarter 2007 was 18.4 billion cubic feet (Bcf), compared to 18.2 Bcf for the fourth quarter 2006. Total oil net production for the fourth quarter 2007 was 1.1 million barrels (MMBbls), compared to 1.0 MMBbls for the same period in 2006. Natural gas liquids (NGL) net production for the fourth quarter 2007 was 0.3 MMBbls, unchanged from the fourth quarter 2006.
For the fourth quarter 2007, Mariner’s average realized natural gas price was $8.07 per thousand cubic feet (Mcf), compared to $7.82 per Mcf for the same period in 2006. Mariner’s average realized oil price was $79.64 per barrel (Bbl) for the fourth quarter 2007, compared to $63.67 per Bbl for the same period in 2006. The fourth quarter 2007 average realized NGL price was $55.32 per Bbl, compared to $48.73 per Bbl for the fourth quarter 2006. Average realized prices reflect settlements during the period under Mariner’s hedging program.
FULL-YEAR 2007 RESULTS
Mariner reported full-year 2007 net income of $143.9 million, representing a 19% increase over net income of $121.5 million reported in 2006. Basic EPS was $1.68 for 2007 versus $1.59 in 2006. Fully-diluted EPS was $1.67 for 2007 versus $1.58 in 2006. Operating cash flow was $622.6 million for the year 2007, up 27% from 2006 (see reconciliation of this non-GAAP measure below). For the full-year 2007, Mariner reported net production of 100.3 Bcfe, compared to 80.5 Bcfe for 2006. This represents a 25% increase year-over-year. Total natural gas net production during 2007 was 67.8 Bcf at an average realized price of $7.88 per Mcf, compared to 56.1 Bcf for 2006 at an average realized price of $7.37 per Mcf.

Total oil net production during 2007 was 4.2 MMBbls at an average realized price of $67.50 per Bbl, compared to 3.2 MMBbls during 2006 at an average realized price of $62.63 per Bbl. Total NGL net production during 2007 was 1.2 MMBbls at an average realized price of $45.16 per Bbl, compared to 0.8 MMBbls during 2006 at an average realized price of $48.37 per Bbl. Average realized prices reflect settlements during the period under Mariner’s hedging program.
Mariner’s capital expenditures for the fourth quarter and full-year 2007 are summarized in the table below. These amounts include $16.4 million of hurricane-related plugging and abandonment expense accounted for as capital investment but for which Mariner plans to submit claims for insurance reimbursement.

	Fourth	Full-
	Quarter	Year
	2007	2007
	(In Millions)
Exploration
Gulf of Mexico – Deepwater	$22.8	$64.1
Gulf of Mexico – Shelf	18.1	93.8
MMS Lease Sale 205 (4 of 23 blocks awarded)	4.7	4.7
Geologic & Geophysical/Leasehold/Rentals	16.0	44.2

	$61.6	$206.8

Development
Gulf of Mexico – Deepwater	$25.7	$160.1
Gulf of Mexico – Shelf	66.5	227.6
West Texas	20.6	60.9

	$112.8	$448.6

Acquisitions/Dispositions/Other	$119.9	$118.8

Capitalized Items	$7.9	$15.9

Total Capital Expenditures	$302.2	$790.1

YEAR-END 2007 ESTIMATED PROVED RESERVES
Mariner ended 2007 with estimated proved reserves of 835.8 Bcfe, compared to 715.5 Bcfe at year end 2006. This represents a 17% increase in estimated proved reserves year-over-year. Mariner’s year-end estimated proved reserves were fully engineered by the independent engineering firm of Ryder Scott Company, L.P. Mariner achieved a reserve replacement rate of 222% from all sources, including acquisitions and divestitures, at an all-in reserve replacement cost of $3.49 per Mcfe. For a description of the calculations of reserve replacement rate and reserve replacement cost, please see the notes below regarding “Reserve replacement rate” and “Reserve replacement cost.” Of the 2007 year-end estimated proved reserves, 67.5% are proved developed, 46.3% are oil and NGLs, and 46.5% are in West Texas, versus 57.1%, 40.4%, and 35.9%, respectively, at year-end 2006.
The following table sets forth certain information with respect to our estimated proved reserves by geographic area as of December 31, 2007. Reserve volumes and values were determined under the method prescribed by the Securities & Exchange Commission (SEC) which requires the application of period-end prices and costs held constant throughout the projected reserve life. Proved reserve estimates do not include any value for probable or possible reserves which may exist, nor do they include any value for undeveloped acreage. The proved reserve estimates represent Mariner’s net revenue interest in its properties. Mariner uses the U.S. Minerals Management Service’s 1300-foot deepwater designation to differentiate its shelf and deepwater areas of operation.

Estimated Proved Reserve Quantities

					% of Total
	Natural				Estimated
	Gas	Oil	NGLs	Total	Proved
Geographic Area	(Bcf)	(MMBbls)	(MMBbls)	(Bcfe)	Reserves
West Texas	116.2	25.2	20.3	388.7	46.5

Gulf of Mexico — Deepwater	86.2	5.9	0.1	122.9	14.7

Gulf of Mexico — Shelf	246.0	10.8	2.2	324.2	38.8

Total	448.4	41.9	22.6	835.8	100.0

Proved developed reserves	326.1	25.1	14.5	563.9	67.5

Commenting on Mariner’s 2007 results, Scott D. Josey, Mariner’s Chairman, Chief Executive Officer and President stated: “With the excellent reserve replacement cost and double-digit growth in production, net income, operating cash flow and reserves, Mariner turned in a successful year in 2007 by all measures. With the commencement of first production at Northwest Nansen and Bass Lite, the closing of the StatoilHydro transaction, and our lease sale awards, we have laid the groundwork for a promising 2008.”
OPERATIONAL UPDATE
Offshore
Mariner was successful in 17 of its 25 offshore wells drilled in 2007. Mariner drilled four offshore wells in the fourth quarter 2007, two of which were successful:

			Water
		Working	Depth
Well Name	Operator	Interest	(Ft)	Location
High Island 131#B1ST1	Gryphon	25%	40	Deep Shelf
Eugene Island 342#C15	Mariner	50%	266	Conventional Shelf
Since January 1, 2008, Mariner has drilled three offshore wells, all of which were successful:

			Water
		Working	Depth
Well Name	Operator	Interest	(Ft)	Location
Vermilion 380 A20	Mariner	100%	320	Conventional Shelf
Vermilion 380 A20ST1	Mariner	100%	320	Conventional Shelf
Eugene Island 342#C16	Mariner	50%	266	Conventional Shelf
Currently, two offshore wells are drilling.
Additionally, two deepwater development projects, Bass Lite and Northwest Nansen, began producing in February 2008.
Bass Lite is a two-well project located in a water depth of approximately 6,750 feet in Atwater Valley Block 426 and connected by a 56-mile subsea tie back to the Devils Tower spar.  The current gross production rate of approximately 60 million cubic feet of gas equivalent per day is presently limited by the production system designed to achieve early production while further system upgrades of the topside facilities continue.  The project is expected to produce at full capacity later in 2008, once the topside facilities work has been completed.  Mariner operates Bass Lite and has a 42.2% working interest in the project.

The Northwest Nansen project consists of four wells located in a water depths of approximately 3,500 feet in East Breaks Blocks 558 and 602 that are connected by subsea tie backs to the Nansen spar. The East Breaks 558 well was completed as a gas well and the three East Breaks 602 wells as oil wells. The field is currently producing from the gas well and one of the oil wells at a combined gross daily rate of 57 million cubic feet of natural gas and 7000 barrels of natural gas liquids. Production from the project is expected to increase in the next few days as the remaining oil wells are brought online. Mariner holds a 50% working interest in the well at East Breaks 558 and a 33% working interest in the three wells at East Breaks 602. Northwest Nansen is operated by Anadarko Petroleum Corp.
2008 GUIDANCE
Below is Mariner’s guidance for 2008. Factors that could materially affect the company’s actual results are noted below in the forward-looking statements section of this release.
Production. Mariner estimates that its full-year 2008 production will range from 130.0 Bcfe to 140.0 Bcfe. This represents an increase of between 30% and 40% over 2007 full-year production of 100.3 Bcfe.
Capital Expenditures. Mariner’s 2008 capital program is anticipated to be the largest in its history, including approximately 28 exploration wells and 4 development wells. The base operating capital program is $757 million, with significant potential expansion contingent upon drilling success and cash flows. The program is summarized in the table below. These amounts exclude $42 million of hurricane-related repairs and plugging and abandonment expense with respect to which Mariner plans to submit claims for insurance reimbursement. Also excluded are 2008 acquisitions which have totaled $247 million since January 1, 2008.

Full-Year 2008
CAPEX Plan
(In Millions)
Exploration
Gulf of Mexico – Deep Water	$151
Gulf of Mexico – Shelf	116
West Texas	10
MMS Lease Sale 205	54
MMS Lease Sale 206	40
Geologic & Geophysical/Leasehold/Rentals	28

$399

Development
Gulf of Mexico – Deepwater	$56
Gulf of Mexico – Shelf	183
West Texas	90

$329

Capitalized Items	$29

Total Capital Expenditures	$757

Scott D. Josey elaborated on Mariner’s 2008 capital program, stating: “Consistent with Mariner’s balanced strategy, our 2008 capital program involves a diverse portfolio of projects ranging from deepwater subsalt exploratory tests to development drilling in West Texas. Depending upon our success, we may have opportunities to increase the size of our capital program, but we believe we have built in sufficient flexibility to allow us to operate within our cash flows and pay down debt, especially in light of planned shelf asset divestitures and expected insurance recoveries during the year.”
Cost Structure. Mariner expects its full-year 2008 unit costs to fall within the following ranges:

	Lower	Upper
	Estimate	Estimate
	($ per Mcfe)
Lease operating expense (including workovers)	$1.55	$1.65
Severance and ad valorem taxes	0.11	0.15

Transportation expense	0.11	0.15
Depreciation, depletion & amortization (including asset retirement obligation expense)	3.90	4.20
Net general and administrative expense (excluding stock compensation expense)	0.25	0.35
Stock compensation expense	0.08	0.12
CONFERENCE CALL TO DISCUSS RESULTS
A conference call has been scheduled for 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Friday, February 22, 2008, to discuss 2007 reserves and operational results and 2008 guidance. To participate in the call, please dial (866) 831-6270 at least 10 minutes prior to the scheduled start time. International callers can dial (617) 213-8858. The conference pass code for both numbers is 49486865. The call also will be webcast live over the internet and can be accessed through the Investor Relations’ Webcasts and Presentations section of Mariner’s website at www.mariner-energy.com.
A telephonic replay of the call will be available through March 3, 2008 by dialing (888) 286-8010, pass code 18863256. An archive of the webcast will be available shortly after the call through March 31, 2008 on Mariner’s website.
About Mariner Energy, Inc.
Mariner Energy, Inc. is an independent oil and gas exploration, development and production company headquartered in Houston, Texas, with principal operations in the Gulf of Mexico and West Texas. For more information about Mariner, please visit its website at www.mariner-energy.com.
For further information, contact:
Jaime F. Brito, Director, Investor Relations
ir@mariner-energy.com
(713) 954-5558
IMPORTANT INFORMATON CONCERNING FORWARD-LOOKING STATEMENTS
AND CERTAIN STATISTICS
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Mariner assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future, including our guidance estimates, are forward-looking statements. Our forward-looking statements are generally accompanied by words such as “may”, “will”, “estimate”, “project”, “predict”, “believe”, “expect”, “anticipate”, “potential”, “plan”, “goal”, or other words that convey the uncertainty of future events or outcomes. The forward-looking statements provided in this press release are based on the current belief of Mariner based on currently available information as to the outcome and timing of future events and assumptions that Mariner believes are reasonable. Mariner does not undertake to update its guidance estimates as conditions change or as additional information becomes available and there can be no assurance that any of the guidance estimates can or will be achieved. Estimated reserves are related to hydrocarbon prices. Hydrocarbon prices in effect at December 31, 2007 were used in the preparation of the reserve estimates provided above as required by SEC guidelines. Actual future prices may vary significantly from the December 31, 2007 prices. Therefore, volumes of reserves actually recovered may differ significantly from such estimates. Mariner cautions that its forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development, production and sale of oil and natural gas. These risks include, but are not limited to, price volatility or inflation, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks described in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and other documents filed by Mariner with the SEC. Any of these factors could cause the actual results and plans of Mariner to differ materially from those in the forward-looking statements. Investors are urged to read the Annual Report on Form 10-K for the year ended December 31, 2006 and other documents filed by Mariner with the SEC. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Mariner.
Note on reserve replacement rate: Mariner’s reserve replacement rates reported above were calculated by dividing total estimated proved reserve changes for the period from all sources, including acquisitions and divestitures, by production for the same period. The method Mariner uses to calculate its reserve replacement rate may differ from methods used by other companies to compute similar measures. As a result, its reserve replacement rate may not be comparable to similar measures provided by other companies.
Note on reserve replacement cost: Reserve replacement cost is calculated by dividing development, exploitation, exploration and acquisition capital expenditures, reduced by proceeds of divestitures, for the period by net estimated proved reserve additions for the period from all sources, including acquisitions and divestitures. Our calculation of reserve replacement cost includes costs and reserve additions related to the purchase of proved reserves. The methods we use to calculate our reserve replacement cost may differ significantly from methods used by other companies to compute similar measures. As a result, our reserve replacement cost may not be comparable to similar measures provided by other companies. We believe that providing a measure of reserve replacement cost is useful in evaluating the cost, on a per-Mcfe basis, to add proved reserves. However, this measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with generally accepted accounting principles. Due to various factors, including timing differences in the addition of proved reserves and the related costs to develop those reserves, reserve replacement costs do not necessarily reflect precisely the costs associated with particular reserves. As a result of various factors that could materially affect the timing and amounts of future increases in reserves and the timing and amounts of future costs, we cannot assure you that our future reserve replacement costs will not differ materially from those presented.
Reconciliation of Non-GAAP Measure: Operating Cash Flow
Operating cash flow (OCF) is not a financial or operating measure under generally accepted accounting principles in the United States of America (GAAP). The table below reconciles OCF to related GAAP information. Mariner believes that OCF is a widely accepted financial indicator that provides additional information about its ability to meet its future requirements for debt service, capital expenditures and working capital, but OCF should not be considered in isolation or as a substitute for net income, operating income, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity.

	December 31,	December 31,
	2007	2006
	(In Thousands)
Cash flow from operating activities (GAAP)	$536,113	$277,161
Changes in assets and liabilities	86,497	213,217
Operating cash flow (non-GAAP)	$622,610	$490,378

COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED DECEMBER 31, 2007 AND 2006
MARINER ENERGY, INC.
SELECTED OPERATIONAL RESULTS
(Unaudited)
Net Production, Realized Pricing and Operating Costs

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net production:
Natural gas (Bcf)	18.4	18.2	67.8	56.1
Oil (MMBbls)	1.1	1.0	4.2	3.2
Natural gas liquids (MMBbls)	0.3	0.3	1.2	0.8
Total production (Bcfe)	27.1	26.0	100.3	80.5

Realized prices (net of hedging):
Natural gas ($/Mcf)	$8.07	$7.82	$7.88	$7.37
Oil ($/Bbl)	79.64	63.67	67.50	62.63
Natural gas liquids ($/Bbl)	55.32	48.73	45.16	48.37

Operating costs per Mcfe:
Lease operating expense	$1.57	$1.11	$1.52	$1.14
Severance and ad valorem taxes	0.15	0.13	0.13	0.11
Transportation expense	0.12	0.04	0.09	0.06
General and administrative expense	0.40	0.32	0.41	0.41
Depreciation, depletion and amortization	3.71	3.84	3.83	3.63
Other expense	0.04	0.03	0.06	0.01
Estimated Proved Reserves

	As of the Year Ended	As of the Year Ended
	December 31, 2007	December 31, 2006
Estimated proved natural gas, oil and natural gas liquids reserves:
Natural gas (Bcf)	448.4	426.7
Oil (MMBbls)	41.9	32.0
Natural gas liquids (MMBbls)	22.6	16.1

Total estimated proved reserves (Bcfe)	835.8	715.5

Total proved developed reserves (Bcfe)	563.9	408.7

COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED DECEMBER 31, 2007 AND 2006
MARINER ENERGY, INC.
STATEMENT OF OPERATIONS
(In Thousands, except earnings per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:
Natural gas sales	$148,468	$142,658	$534,537	$412,967
Oil sales	87,434	61,642	284,405	202,744
Natural gas liquids sales	19,313	15,928	54,192	40,507
Other revenues	(1,620)	886	1,591	3,287

Total revenues	253,595	221,114	874,725	659,505
Cost and Expenses:
Lease operating expense	42,474	28,730	152,593	91,592
Severance and ad valorem taxes	4,138	3,359	13,101	9,070
Transportation expense	3,268	1,046	8,788	5,077
General and administrative expense	10,954	8,322	41,126	33,372
Depreciation, depletion and amortization	100,531	99,958	384,321	292,180
Other expense	976	744	6,086	744

Total costs and expenses	162,341	142,159	606,015	432,035

OPERATING INCOME	91,254	78,955	268,710	227,470

Interest:
Income	406	499	1,403	985
Expense, net of capitalized amounts	(14,442)	(13,257)	(54,665)	(39,649)
Minority interest expense	(1)	—	(1)	—
Other income/(expense)	753	—	5,811	—

Income before taxes	77,970	66,197	221,258	188,806
Provision for income taxes	(27,729)	(22,959)	(77,324)	(67,344)

NET INCOME	$50,241	$43,238	$143,934	$121,462

Earnings per share:
Net income per share-basic	$0.59	$0.51	$1.68	$1.59
Net income per share-diluted	$0.58	$0.50	$1.67	$1.58

Weighted average shares outstanding-basic	85,745	85,499	85,645	76,353
Weighted average shares outstanding-diluted	86,277	85,750	86,126	76,810

MARINER ENERGY, INC.
BALANCE SHEET
(In Thousands)
(Unaudited)

	December 31,	December 31,
	2007	2006
Current Assets
Cash and cash equivalents	$18,589	$9,579
Receivables, net of allowances	157,774	149,692
Insurance receivables	26,683	61,001
Derivative financial instruments	11,863	54,488
Intangible assets	17,209	20,835
Prepaid expenses and other	10,995	10,788
Deferred tax asset	6,355	—

Total current assets	285,646	306,383

Property and equipment (net)	2,420,194	2,012,062
Restricted cash	5,000	31,830
Goodwill	295,598	288,504
Intangible assets	—	4,000
Insurance receivables	56,924	—
Derivative financial instruments	691	17,153
Other Assets, Net of Amortization	55,883	20,221

TOTAL ASSETS	$3,083,758	$2,680,153

Current Liabilities
Accounts payable	$1,064	$1,822
Accrued liabilities	96,936	74,880
Accrued capital costs	159,010	99,028
Deferred income tax	—	26,857
Abandonment liability	30,985	29,660
Accrued interest	7,726	7,480
Derivative financial instruments	19,468	—

Total current liabilities	315,189	239,727

Long-Term Liabilities
Abandonment liability	191,021	188,310
Deferred income tax	344,071	262,888
Derivative financial instruments	25,343	—
Long-term debt	779,000	654,000
Minority interest of consolidated subsidiary	1	—
Other long-term liabilities	38,115	32,637

Total long-term liabilities	1,377,551	1,137,835

Stockholders’ Equity
Common stock and additional paid-in capital	1,054,098	1,043,932
Accumulated other comprehensive income/(loss)	(22,576)	43,097
Accumulated retained earnings	359,496	215,562

Total stockholders’ equity	1,391,018	1,302,591

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,083,758	$2,680,153

MARINER ENERGY, INC.
SELECTED CASH FLOW INFORMATION
(In Thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2007	2006
Operating cash flow (1)	$622,610	$490,378
Changes in operating assets and liabilities	(86,497)	(213,217)

Net cash provided by operating activities	$536,113	$277,161

Net cash used in investing activities	$(643,779)	$(561,390)

Net cash provided by financing activities	$116,676	$289,252

Increase in cash and cash equivalents	$9,010	$5,023

(1)	See above for reconciliation of this non-GAAP measure.